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                                                                  EXHIBIT 6(i)
THIS INDENTURE made the 28th of July, 1999.


IN PURSUANCE OF THE BRITISH COLUMBIA "LAND TRANSFER FORM ACT"


BETWEEN:

                  LYCO HOLDINGS LTD., a body corporate, duly Incorporated under the laws of the Province of British Columbia, having its registered office at 2100 - 1075 West Georgia Street, in the City of Vancouver, in the Province of British Columbia, V6E 3G2

                  (hereinafter called "the Landlord")

                                                               OF THE FIRST PART

AND: NETSENTRY TECHNOLOGY INC. a body corporate duly Incorporated under the laws of the Province of British Columbia, having an office at Suite 370 - 1122 Mainland Street, Vancouver, British Columbia, V6B 5L1


                  (hereinafter called "the Tenant")

                                                              OF THE SECOND PART

WITNESSETH that in consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord hath demised and leased and by these presents doth demise and lease unto the Tenant the demised premises as hereinafter described, all on the terms, conditions and covenants as hereinafter set forth.


1.    DEMISED PREMISES

1.1 The demised premises when referred to in this lease shall mean the premises outlined in red on the plan attached hereto as Schedule "A", being a portion of the building located at 1152 Mainland Street, in the City of Vancouver, in the Province of British Columbia, more particularly described in Schedule "B" hereto annexed.


2.    RENTABLE AREA

      "Rentable Area" of any premises on any floor or level of the building means the area of the floor space therein as determined by the Landlord either by actual measurement or from plans therefor in accordance with BOMA Standard and it is agreed that as at the date hereof the Rentable Area of the premises is as set out in Schedule "A" hereto.


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3.    BASIC RENT

      "Basic Rent" means the rent referred to in Article 3.1.

3.1 Yielding and paying therefor unto the Landlord annual Basic Rent for the demised premises for the term hereof in the sum of Five Thousand Two Hundred and Ninety-Nine Dollars ($5,299.00), lawful money of Canada, which sum shall not include the Tenant's proportionate share of operating expenses for the said period which shall be paid as hereinafter provided, payable in advance in equal monthly installments of Four Hundred and Forty-One Dollars and Fifty-Eight Cents ($441.58), the first of such installments to be paid on the commencement date of the term and subsequent installments on the first day of each month thereafter, up to and including the 14th day of May, 2001, at the office of the Landlord at P.O. Box 74587, 2803 West 4th Avenue, Vancouver, British Columbia, V6K 4P4 or at such other place as the Landlord may designate in writing.

3.2 Each and every payment of Basic Rent or additional rent accruing under the provisions of this lease by the Tenant to the Landlord shall bear interest at the rate of Two per cent (2%) per month (Twenty-four per cent (24%) per year) from the date when same shall become payable under the terms of this lease until the same shall be paid, and such interest shall accrue and be payable without the necessity of any demand therefor being made.


4.    TERM

4.1 TO HAVE AND TO HOLD the demised premises for and during the term of One Year and Ten and One Half Months, to be computed from the 1st day of August, 1999, and thenceforth next ensuing, at the rental hereinafter covenanted to be paid by the Tenant.


5.    OPTION TO RENEW

5.1 The Landlord covenants and agrees that provided the Tenant is in no way in default under the within lease, the Tenant shall have the option to extend the term of this lease for a further period of two additional Terms of one year (1) each commencing on the 15th day of June, 2001, the said extension to be substantially upon the same terms, covenants and conditions as those contained in the within lease save and except this option to renew and reflected in the Landlord's then standard form of lease and save and except that the rental payable thereunder shall be at a rate to be agreed upon between the Landlord and Tenant but in no event shall the annual Basic Rent for the first renewal period be less than Seven Dollars ($7.00) per square foot. Failing agreement between the Landlord and Tenant the annual rental is to be determined by arbitration pursuant to the provisions of the British Columbia Commercial Arbitration Act. Further, in order to exercise the option to extend the term as herein provided the Tenant shall notify the Landlord, in writing, of the exercise of its option to extend the term at least six (6) months prior to the date of completion of the original term.


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6.    USE OF DEMISED PREMISES

6.1 The Tenant shall use the demised premises for the purposes of network equipment storage and maintenance, and testing for hardware and software product development and for no other purpose without the written consent of the Landlord.

7.    TENANT'S COVENANTS

The Tenant covenants with the Landlord:

7.1   To pay rent.

7.2 To pay all charges for telephone and wire service, electric current consumed on the Rentable Area for lighting and for office equipment and all charges for maintenance and re-lamping of lighting fixtures within the Rentable Area.

7.3 To maintain and replace from time to time as may be reasonably necessary during the term of this lease all light fixtures, tubes, ballasts and starters in the Rentable Area.

7.4 To pay any and all licence fees and taxes imposed in connection with the occupancy of the demised premises, or with the particular business of the Tenant or in connection with any form of equipment used by the Tenant in the demised premises.

7.5 To repair, reasonable wear and tear and damage by fire, lightning tempest and structural defect or act of God excepted.

7.6 That the Landlord may enter and view the state of repair and that the Tenant will repair according to notice save as aforesaid.

7.7   That he will leave the demised premises in good repair.

7.8 To restore forthwith at the Tenant's expense from time to time any glass on the demised premises broken or damaged as a result of the negligence of the Tenant, its servants, agents, or invitees.

7.9 Not to do or suffer any waste or damage, disfiguration or injury to the demised premises or the fixtures and equipment therein nor to permit or suffer any overloading of the floors thereof, and not to use or permit the use of any part of the demised premises for any dangerous, noxious or offensive trade or business and not to permit, cause or maintain any nuisance or interference with the comfort of any of the occupants of the said building,

7.10 Not to exhibit signs of any nature on walls, doors or windows nor to install any window coverings without the prior written approval of the Landlord.

7.11 Not to do or permit to be done whereby any policy or insurance on the said building or any part thereof may become void or voidable or whereby the premium thereon may be increased.


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7.12  The Tenant shall not assign or sublet in whole or in part without the
Landlord's prior consent in writing and without first offering the demised premises to the Landlord at the same rent and on the same terms as herein set out. Should the Landlord having first been offered the demised premises by the Tenant as aforesaid fail to accept such offer within thirty (30) days from the date such offer is received in writing by the Landlord, then the Tenant may with the Landlords prior consent in writing, which consent shall not be unreasonably withheld, assign or sublet, the demised premises to any person, persons, firm, partnership or corporation, provided that no such assignment, or subleting shall be made to any person, persons, firm, partnership or corporation carrying on any business which the Landlord is obliged to restrict by reason of any other lease or contract relating to the building.

7.13 To keep the demised premises free of rubbish and debris at all times and to provide proper receptacles for waste and rubbish and to engage the services of the building janitorial service company on a minimum weekly basis to sweep the floors, clean the interior surface of the exterior windows, dust the desks, tables, other furniture, light fixtures, airducts and venetian blinds, empty waste paper baskets and vacuum any carpeting, all in accordance with normal office cleaning standards.

7.14 To abide by and comply with all laws, rules end regulations of every municipal or other authority which in any manner relate to or affect the business or profession of the Tenant or the use of the demised premises by the Tenant and to save harmless the Landlord from all costs, charges or damages to which the Landlord may be put or suffer by reason of the breach by the Tenant of any such law, rule or regulation.

7.15 The Tenant shall not install any equipment which will exceed or overload the capacity of any utility, electrical or mechanical facilities in the demised lease and the Tenant will not bring into the demised premises or install any utility, electrical or mechanical facility or service which the Landlord does not approve. The Tenant agrees that if any equipment installed by the Tenant requires additional utility, electrical or mechanical facilities, the Landlord may, in its sole discretion, if they are available, elect to install them at the Tenant's expense and in accordance with plans and specifications to be approved in advance in writing by the Landlord.

7.16 That the Landlord or its agents may at any time enter upon the demised premises for the purpose of examining the same, or for the making of any repairs, alterations, improvements or additions to the demised premises or the building of which the same form a part which the Landlord shall deem necessary or desirable,

7.17 To permit the Landlord, or its agents, to show the demised premises at any reasonable time to any prospective purchasers or, within the six (6) months immediately preceding the expiry of this Lease, any prospective tenant, and in either case to allow the exhibiting of the usual for sale or leasing notices on the exterior of the demised premises.

7.18 The Tenant further covenants to indemnify the Landlord and save it harmless from any and all liability, damage, cost, claims, and causes of actions whatsoever arising from any breach or violation of any of the Tenant's obligations under this lease or from the use and occupation of the demised premises by the Tenant hereunder, and to furnish evidence of public liability insurance coverage satisfactory to the Landlord. The landlord covenants he will maintain in force at all times adequate insurance coverage on the Building and other Common areas.


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      It is the intention of the parties that the Tenant shall take out, maintain in force at all times, pay for and deliver to the Landlord all of the policies of insurance hereinabove referred to at such times and in such manner so that the Landlord shall at all times during the term of this Lease be in possession of paid up policies which are in full force and effect.

7.19  Not to register this Lease against the title to the demised premises.


8.    COVENANTS OF THE LANDLORD

The Landlord covenants with the Tenant:

8.1   For quiet enjoyment,

8.2 To maintain and operate during normal office hours an efficient heating and air-conditioning system, if any, in the building of which the demised premises form a part.

8.3 To provide standard building cleaning and janitorial services in the building's common areas, during the term of this Lease; the Landlord to be responsible for the performance of such work, but not for negligent or dishonest acts on the part of the person or persons employed by the Landlord or its contractors to perform such work.

8.4 To provide adequate washrooms for the use of the Tenant in common with other tenants.

8.5   Subject to Article 11.1 provide elevator service at all times,

8.6 To provide access to the demised premises for the Tenant, its employees and agents, and all other persons lawfully requiring communication with it during normal business hours as set out in the rules and regulations attached hereto and at other times subject to such security and control measures as the Landlord may from time to time institute.

8.7 To repair and keep in repair as may be necessary, the common areas, roof, exterior and structure of the building of which the demised premises form a part and the plumbing, heating, electrical and ventilating systems, equipment, and apparatus thereof, and to make all necessary structural repairs and replacements.



9.    ALTERATIONS AND INSTALLATIONS

9.1 The Tenant shall make no alterations, installations, removals, additions or improvements in or about the demised premises without the Landlord's prior written consent and in the event of such consent the Tenant shall have such work performed by competent contractors and sub-contractors to whom the Landlord shall have approved, such approval not to be unreasonably withheld (except that the Landlord may require that the Landlord's contractors and sub-contractors be engaged for any plumbing, mechanical or electrical work) at Tenant's sole expense. Any out-of-pocket expense incurred by the Landlord in connection with any such request


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for approval shall be paid by the Tenant to the Landlord promptly upon receipt of invoices therefor from the Landlord.

9.2 All alterations, additions, partitions and built in cabinet-work and fixtures, and wall to wall carpeting and fixtures whether placed there by the Tenant or the Landlord, shall at the expiration or earlier termination of this lease become the Landlord's property without compensation therefor to the Tenant and shall not be removed from the demised premises by the Tenant at any time. All articles or personal property and all furniture, business and trade fixtures, and machinery and equipment, owned or installed by the Tenant at the expense of the Tenant in the demised premises shall remain the property of the Tenant and may be removed by the Tenant at its expanse. Providing that the Tenant shall repair any damage to the demised premises or the building in which the demised premises are located caused by the aforesaid removal. If the Tenant does not remove its property forthwith after written demand by the Landlord, such property shall if the Landlord elects be deemed to become the Landlord's property or the Landlord may remove the same at the expense of the Tenant the cost of such removal to be paid by the Tenant forthwith to the Landlord on written demand, the Landlord not to be responsible for any loss or damage to such property because of such removal.


10.   EXAMINATION OF DEMISED PREMISES

10.1 The Tenant shall examine the demised premises and the building before taking possession hereunder and acknowledges that it is taking the demised premises in an as is condition except for any improvements as agreed to in writing by the parties hereto. No promise of the Landlord to alter, remodel or improve the demised premises or the building, except for any improvements as agreed to in writing by the parties hereto, and no representation respecting the condition of the demised premises or the building has been made by the Landlord,


11.   LIABILITY FOR PROPERTY DAMAGE AND/OR PERSONAL INJURY

11.1 The Landlord shall not be responsible for any damage which may be caused, nor shall the Tenant be entitled to claim any diminution of rent or other compensation, should it become advisable in the sole discretion of the Landlord, for any reasonable cause to stop the operation of the elevators or heating apparatus or air-conditioning apparatus or electric light or water service, or any of the engines, boilers or machinery appertaining thereto, but in such case the Landlord shall use its best efforts to recommence any such operations, as may have been effected and the Landlord shall not be liable for any damage which may be caused to the Tenant or to the employees of the Tenant through the use made by them of such elevators or for unavoidable delay in furnishing heat or in the operating of the elevators or air-conditioning system. The Landlord shall not be liable for any damage in or upon the demised premises, arising from any reason or cause whatsoever, or for any personal injury sustained by the Tenant, its officers or employees, or other persons, or for any property loss, howsoever occurring, and the Tenant shall have no right to any diminution of rent in any of such cases; and without restricting the generality of the foregoing, the Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the building or from pipes, appliances or plumbing works or from the roof, street or sub-surface, or from any other place, or by dampness, or for any such injury or damage by any cause of whatsoever


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nature, provided such injury or damage is not caused by the negligence of the
Landlord or its servant or agent,

11.2 The Tenant shall reimburse the Landlord for all expenses, damages, losses or fines incurred or suffered by the Landlord by reason of any breach, violation or non-performance by the Tenant of any covenant or provision of this lease or by reason of damage to persons or property caused by the Tenant, its servants or agents.

11.3 The Tenant shall give the Landlord immediate notice in case of fire or accident in the demised premises or in the building of which the demised premises form a part.


12.   DAMAGE TO OR DESTRUCTION OF THE DEMISED PREMISES

12.1 Should the demised premises or the building containing them be damaged by fire or other casualty so as to render the demised premises partially or wholly unfit for occupancy:

      (a) if the damage cannot reasonably be repaired within One Hundred and Twenty (120) days after the date thereof, either party may terminate this lease as of the said date by notice to the other given within Thirty (30) days after such damage, and in that case the Tenant shall immediately surrender the demised premises to the Landlord and shall pay rent accrued to the date on which the said damage occurred but shall not be entitled to any damages or compensation;

      (b) if the damage can reasonably be repaired within One Hundred and Twenty (120) days after the date thereof or if neither the Tenant nor the Landlord shall have given notice of termination pursuant to the provisions of clause (a) the Landlord shall forthwith commence and carry out with due diligence the repair thereof, and this lease shall continue in full force and effect save that the rent hereby reserved shall abate proportionately, having regard to such part of the demised premises as has been rendered unfit for occupancy, until the repairs have been completed;

      (c)   provided that there shall be no abatement of rent:

            (i) if such fire or other casually shall be caused by or be due to the negligence of the Tenant, its servants, agents, employees or invitees;

            (ii) for any time required for the replacement or repair of any property of the Tenant.


13.   EXPROPRIATION

13.1 If the demised premises shall be acquired or condemned by any authority having the power for such acquisition or condemnation for any public or quasi-public use or purpose then and in that event the term of this lease shall cease from the date of entry by such authority. If only a portion of the demised premises shall be so acquired or condemned this lease shall cease and terminate at the Landlord's option and if such option is not exercised by the Landlord an equitable


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adjustment of rent payable by the Tenant for the remaining portion of the demised premises shall be made. In either event, however, and whether all or only a portion of the demised premises shall be so acquired or condemned, nothing herein contained shall prevent the Landlord or the Tenant or both from recovering damages from such authority for the value of their respective interests or for such other damages and expenses allowed by law.


14.   OPERATING EXPENSES AND ADDITIONAL RENT

14.1 The term operating expenses as used herein shall mean and include all expenses incurred and payable by the Landlord in the operation, maintenance, repair and management of the lands and premises described in Schedule "B" hereto, being expenses which are ordinarily chargeable against income in accordance with good accounting practice and without restricting the generality of the foregoing shall include:

      (a) all taxes, rates, duties, levies and assessments whatsoever, whether municipal, parliamentary, school or otherwise, charged in a calendar year upon the buildings on the lands, the lands, and all improvements now or hereafter thereon, or upon the Landlord on account thereof, including any Corporation Capital Tax and Goods and Services Tax (or like taxes instituted in substitution therefor) and including all taxes, rates, duties, levies and assessments for local improvements, and including all taxes, rates, duties, levies and assessments whatsoever imposed on rents or imposed on the Landlord with respect to rents but excluding taxes otherwise payable on income or profits;

      (b) fuel and operating expenses incurred in heating, ventilating and air-conditioning the building;

      (c)   utility expenses, water rates, licences and insurance;

      (d) electric power and lighting expenses, other than those referred to in Article 7.2 hereof;

      (e) salaries and wages (including the employee benefits, workers' compensation) and the costs of independent service contracts incurred in the cleaning, maintenance and/or operation of the building, grounds and parking areas, including snow removal and gardening services;

      (f)   the costs of cleaning, washroom and other building supplies;

      (g) administration and management expenses, accounting, audit and legal expenses and miscellaneous general expenses, but excluding debt interest, and capital retirement of debt;

      (h) depreciation (computed by the Landlord in accordance with accounting principles generally accepted in the Province of British Columbia) of fixtures and equipment which by their nature require periodic replacement, but excluding buildings and structures and permanent parts thereof;


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      (i)   in any given period a portion of the capital cost of and
            installation cost of any machinery, electrical services, air-conditioning, and air-exchange equipment, plumbing, devices, equipment replacing or upgrading services installed in, or utilized in connection with, the building, whether installed in the building in the first instance as part of its original design, or thereafter, which portion shall be determined by the Landlord amortizing the costs over the reasonable expected life of the same as determined by the Landlord.

14.2 The term "Proportionate Share" means the amount which bears the same proportion to an amount of operating expense as the Rentable Area bears to the total rentable areas of the building.

14.3 The Landlord shall estimate, from time to time, operating expenses and the Proportionate Share in advance for each year, or shorter period as the Landlord may determine, during the term hereof, and the Tenant agrees to pay as additional rent such estimated Proportionate Share to the Landlord in equal monthly installments, each in advance. A statement showing details of the estimated Proportionate Share, including the commencement and completion date of the period for which the estimate is made, shall, at the Tenants expense, be submitted to the Tenant before the beginning of each year, or a portion thereof, of the term hereof, for which the estimate is made.

14.4 The Landlord shall furnish to the Tenant, on or before the day being one month after the last date for which an estimate of the Proportionate Share is made, a statement of operating expenses and the Proportionate Share during the immediately preceding year, or portion thereof, as the case may be, during the term hereof. Within ten (10) days after delivery of such statement, the Landlord or the Tenant (as the case may be) shall make the appropriate adjusting payment in the amount of the difference between the Proportionate Share actually paid by the Tenant during the preceding year or portion thereof and the actual Proportionate Share that should have been paid on the basis of the Proportionate Share set out in such statement.

14.5 It is the purpose, intent and agreement of the Landlord and the Tenant that the annual rent payable hereunder shall be completely and absolutely payable net to the Landlord, and the Tenant covenants and agrees with the Landlord that this lease shall yield net to the Landlord the rents of this lease hereinbefore set out during the whole term thereof, free and clear of any charges, assessments, impositions or deductions or set-off and under no circumstances or conditions, whether now existing or hereafter arising, or whether beyond the present contemplation of the parties shall the Landlord be expected or obligated by virtue of this lease or ownership of the land or otherwise to make any payment of any kind whatsoever or be under any obligation or liability hereunder or in respect of the said land except as herein otherwise expressly set forth, and that all costs, expenses, obligations and liabilities of every kind and nature whatsoever relating to the Rentable Area which may arise or become due during or in respect of the term of this lease shall be payable and will be paid by the Tenant, and the Tenant covenants to indemnify and save harmless the Landlord from and in respect of any and all such costs, expenses, obligations and liabilities.


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15.   DEFAULT

15.1 The Tenant further covenants with the Landlord that if any payments of Basic Rent, or additional rent as hereinbefore provided, or any part thereof, whether the same are demanded or not, are not paid when they become due, or if the Tenant shall violate or neglect any covenant, agreement or stipulation herein contained on its part to be kept, performed or observed or in case the demised premises shall be vacated or become vacated or remain unoccupied for fifteen (15) days, then and in any such case the Landlord in addition to any other remedy now or hereafter provided by law may at its option cancel and annul this lease forthwith and re-enter and take possession immediately by force if necessary without any previous notice of intention to re-enter and may remove all persons and property therefrom and may use such force and assistance in making such removal as the Landlord may deem advisable to recover at once full and exclusive possession of the demised premises and such re-entry shall not operate as a waiver or satisfaction in whole or in part of any right, claim or demand arising out of or connected with any breach or violation by the Tenant of any covenant or agreement on its part to be performed.

15.2 If the term hereby granted or any of the goods or chattels of the Tenant shall be at any time seized or taken in execution or attachment by any creditor of the Tenant or if the Tenant shall become insolvent or bankrupt or make any assignment for the benefit of creditors, or being an incorporated company if proceedings be begun to wind-up the said company, or in case of non-payment of rent at the times herein provided, or in case the premises or any part thereof become vacant and unoccupied for a period of five (5) days or be used by any other person or persons, or for any other purpose than as hereinbefore provided, without the consent of the Landlord, this Lease shall, at the option of the Landlord, cease and be void, and the term hereby created expire and be at an end, anything hereinbefore to the contrary notwithstanding, and the then current month's rent and three (3) months' additional rent shall thereupon immediately become due and payable, and the Landlord may re-enter and take possession of the premises as though the Tenant or his servants or other occupants of the premises were holding over after the expiration of the said term, and the term shall be forfeited and void.


16.   DISTRESS

16.1 Whensoever the Landlord shall be entitled to levy distress against the goods and chattels of the Tenant it may use such force as it may deem necessary for the purpose and for gaining admission to the demised premises without being liable to any action in respect thereof or for any loss or damage occasioned thereby and the Tenant hereby expressly releases the Landlord from all action proceedings, claims or demand whatsoever for or on account or in respect of any such forcible entry or any loss or damage sustained by the Tenant in connection therewith,


17.   LANDLORD'S EXPENSES ENFORCING LEASE

17.1 In the event that it shall be necessary for the Landlord to retain the services of a Solicitor or any other proper person for the purpose of assisting the Landlord in enforcing any of its rights hereunder in the event of default on the part of the Tenant it shall be entitled to collect from the Tenant the cost of all such services as if the same were rent reserved and in arrears hereunder.


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18.   RE-LOCATION

18.1 The Tenant acknowledges and agrees that the Landlord may in its discretion at any time during the term of this Lease or any renewals, re-locate the Demised Premises to a reasonable location within the building upon Sixty (60) days written notice to the Tenant, which relocation shall be to premises of comparable size and on the same terms and conditions as those contained in this Lease. If the Tenant refuses to accept the new location within thirty (30) days of receiving the Landlord's notice, the Landlord may, at the Landlord's option, terminate this Lease. All reasonable third party out-of-pocket moving expenses directly incurred by the Tenant in connection with the re-location shall be borne by the Landlord and the Landlord will construct the new premises for the Tenant to the same standard as applied to the old premises. The Tenant agrees to execute such documentation as may be required by the Landlord to give effect to the relocation herein contemplated including any lease amending agreement requested by the Landlord.


19.   WAIVER

19.1 The failure of either party to insist upon strict performance of any covenant or condition contained in this lease or in the rules and regulations attached hereto shall not be construed as a waiver or relinquishment for the future of any such covenant, condition or rules and regulations. The acceptance of any rent or the performance of any obligation hereunder by a person other than the Tenant shall not be construed as an admission by the Landlord of any right, title or interest of such person as a sub-Tenant, assignee, transferee or otherwise in the place and stead of the Tenant.


20.   HOLDOVER

20.1 If the Tenant shall holdover after the expiration of the term granted and the Landlord shall accept rent the new tenancy thereby created shall be deemed a monthly tenancy and not a yearly tenancy and shall be subject to the covenants and conditions herein contained insofar as the same are applicable to a tenancy from month to month.


21.   RULES AND REGULATIONS

21.1 The Tenant and its servants, employees and agents shall observe faithfully and comply strictly with the rules and regulations attached hereto as Schedule "C" and made part of this lease and such other and further reasonable rules and regulations as the Landlord may from time to time adopt. Written notice of any additional Rules and Regulations shall be given to the Tenant. Nothing in this lease contained shall be construed to impose upon the Landlord any duty or obligation to enforce the rules and regulations or the terms, covenants or conditions in any other lease against any other Tenant of the building of which the demised premises form a part, and the Landlord shall not be liable to the Tenant for violation of the same by any other Tenant its servants, employees, agents, visitors or licencees.


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                                      -12-


22.   INABILITY TO PERFORM

22.1 The Landlord does not warrant that any service or facility provided by it hereunder will be free from interruptions caused or required by maintenance, repairs, renewals, modifications, strikes, riots, insurrections, labour controversies, accidents, fuel shortages, Governmental intervention, force majeure, act of God or other cause or causes beyond the Landlord's reasonable care and control. No such interruption shall be deemed an eviction or disturbance of the Tenant's enjoyment of the demised premises nor render the Landlord liable in damages to the Tenant nor relieve the parties from their obligations under this lease provided that the Landlord shall without delay take all reasonable steps to remove the cause of such interruptions.


23.   NOTICES

23.1 All notices, demands and communications hereunder to either party shall be given by personal delivery or by registered mail, postage prepaid, and if intended for the Landlord shall be addressed to P.O. Box 74587, 2803 West 4th Avenue, Vancouver, British Columbia, V6K 4P4 and if intended for the Tenant shall be addressed to 150-1152 Mainland Street, Vancouver, British Columbia, or at such other address as either party may notify the other of in writing, and any such notice, demand or communications shall be effective as of the day of such personal delivery or as of two (2) days following the date of such posting, as the case may be.


24.   GUARANTOR

24.1 The Guarantor, if any, for divers valuable consideration hereby covenants, promises and agrees with the Landlord that it will at all times pay or cause to be paid to the Landlord the rents hereby reserved and other monies hereby secured at the time or times respectively appointed therefor, and it will observe and perform or cause to be observed or performed all the covenants, terms, provisions, stipulations and conditions herein contained on the part of the Tenant to be observed and performed and that it will at all times indemnify, protect and save harmless the Landlord from all loss, costs and damage in respect of this lease and every matter and thing herein contained. No indulgences shown by the Landlord in respect of any default by the Tenant which may arise under this lease and no extension or extensions granted by the Landlord to the Tenant for payment of the monies hereby secured or for the doing, observing and performing of any covenant, agreement, matter or thing herein contained to be done, observed or performed by the Tenant nor any dealings between the Landlord and the Tenant shall in anywise modify, alter, vary or in anywise prejudice the Landlord or affect the liability of the Guarantor in any ways under this covenant which shall continue and be binding on the Guarantor as well after as before default and as well during as after expiry of this lease until the said monies are fully paid and satisfied.


25.   EXECUTION OF LEASE

25.1 It is agreed that the Landlord shall not be required to deliver a copy of this Lease in registrable form under the Land Titles Act.

26.   INTERPRETATION

26.1 Where required the singular number shall be deemed to include the plural and the neuter gender the masculine or feminine. Where there is more than one Tenant, or more than one guarantor they shall be jointly and severally bound to the fulfilment of their obligations hereunder. The captions herein are for convenience only and shall not constitute a part of this lease. The definition of any words used in any article of this lease shall apply to such words when used in any other article hereof whenever the context is consistent.

26.2 This Indenture shall be construed in accordance with the laws of British Columbia.

This Indenture shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.


IN WITNESS WHEREOF the parties hereto have affixed their corporate seals in the presence of their officers duly authorized in that behalf, or have hereunto set their hands and seals, as the case may be, on the day and year first above written.

THE COMMON SEAL of LYCO HOLDINGS            )
LTD. was hereunto affixed in the presence   )
of:                                         )
                                            )
[SIG]                                       )   C/S
-------------------------                   )
Authorized Signatory                        )
                                            )
                                            )
                                            )
                                            )
                                            )






THE COMMON SEAL of NETSENTRY                )
TECHNOLOGY INC. was hereunto affixed        )
in the presence of                          )
                                            )
[SIG]                                       )   C/S
-----------------------------------         )
Authorized Signatory                        )
                                            )
                                            )
-----------------------------------         )
Authorized Signatory                        )
                                            )

                                  SCHEDULE "A"

                RENTABLE AREA OF THE PREMISES IS 757 SQUARE FEET

                                     [MAP]

                                  SCHEDULE "B"

                          LOCATION OF OFFICE BUILDING


ALL AND SINGULAR that certain parcel or tract of land and premises situate, lying and being in the City of Vancouver, in the Province of British Columbia, and being composed of:

                  Parcel Identifier: 017-316-391
                  Lot 2 of Lot 38
                  Block 76 District Lot 541
                  Plan LMP301

                                  SCHEDULE "C"

                             RULES AND REGULATIONS


1. The entrances, vestibules, passages, corridors, halls, elevators and stairways shall not be encumbered or obstructed by Tenant, Tenant's agents, servants, employees, licensees or visitors, or be used by them for any purpose other than for ingress and egress to and from the demised premises. Landlord reserves the right to restrict and regulate the use of aforementioned public areas of the building by Tenants, Tenant's agents, employees, servants, licensees and visitors and by persons making deliveries to Tenant, (including if the building is elevatored, but not limited to, the right to allocate certain elevator or elevators, if any, and the reasonable hours of use thereof for delivery service) and the right to designate which building entrance or entrances shall be used by persons making deliveries in the building.

2. No awnings or other projections shall be attached to the outside walls of the building. No curtains, blinds, shades or screens shall be attached to, or hung in, or used in connection with, any window or door of the demised premises, without the prior written consent of Landlord. Such curtains, blinds, shades, screens or other fixtures must be of a quality type, design and colour, and attached in the manner approved by the Landlord.

3. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on the outside of the Demised Premises or the building without the prior written consent of Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant. Interior signs on doors shall be inscribed, painted, or affixed for Tenant by Landlord or by sign painters, first approved by Landlord, at the expense of Tenant, and shall be of a size, colour, and style acceptable to Landlord.

4. Building directory tablet will be furnished and installed at the expense of Landlord and the number of listings thereon for Tenant shall be at the discretion of Landlord.

5. The windows and doors, and, if any, the sashes, sash doors, and skylights, that reflect or admit light and air into the halls, passageways, or other public places in the building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels, or other articles be placed on the windowsills.

6. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the building, nor placed in the halls, corridors, or vestibules without the prior written consent of Landlord.

7. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweeping, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuses of the fixtures by Tenant, its servants, employees, agents, visitors, or licensees, shall be borne by Tenant.

8. Tenant shall not mark, paint, drill into, or in any way deface any part of the demised premises or the building. No boring cutting or stringing of wires shall be permitted except with the prior written consent of Landlord and as Landlord may direct. Only contractors approved in writing by Landlord may be employed by Tenant for making repairs, changes or any improvements to the demised premises. Tenant shall, for the quiet enjoyment of other tenants, provide floor coverings in the demised premises sufficient to eliminate or deaden sound from travelling between floors or to adjacent premises. Tenant, however, shall not lay floor coverings so that the same shall come in direct contact with the floor of the demised premises, and, if wall to wall carpeting, linoleum or other similar floor coverings are desired to be used and such use is approved by Landlord, an interlining of builders deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or similar adhesive material being expressly prohibited. Metal cabinets shall be set on a non-corrosive pad wherever the floors are tiled.

9. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the building or the demised premises excepting that those vehicles so authorized by the Landlord may enter and be kept in the building's parking facilities.

10. No space in the building shall be used for manufacturing or for lodging, sleeping, or any immoral or illegal purposes. No auction sales shall be made by Tenant without the prior written consent of Landlord.

11. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighbouring buildings or premises or those having business with them whether by the use of any musical instrument, radio, television, talking machine, unmusical noise, whistling, singing, or in any other way. Tenant shall not throw anything out of the doors, windows, or skylights, if any, or down the passageways, stairs or elevator shafts nor sweep anything into the corridors, hallways or stairs of the building.

12. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes whatsoever be made to existing locks or the mechanics thereof except by the Landlord, at its option. Tenant shall not permit any duplicate keys to be made, but additional keys as reasonably required shall be supplied by the Landlord when requested by the Tenant in writing and such keys shall be paid for by the Tenant, and upon termination of this Lease, the Tenant shall surrender to the Landlord all keys of the demised premises and other part or parts of the building.

13. All removals or the carrying in or out of all safes, freight, furniture, or bulky matter of any description must take place during the hours which Landlord may determine from time to time. Landlord reserves the right to inspect all freight to be brought into the building and to exclude from the building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

14. Tenant shall not occupy or permit any portion of the demised premises to be occupied for the possession, storage, manufacture, or sale of narcotics or drugs.

15. The Landlord shall retain the right to prescribe the weight and proper position of any metal safes or other heavy articles which the Tenant may wish to bring upon the demised premises and all damage done to the building or any part thereof, by such safe or heavy article being taken into, kept within or removed from the building by or for the Tenant shall be made good and paid for by the Tenant.

16. Tenant shall not use the name of the building or the Owner in any advertising without the express consent in writing of Landlord. Landlord shall have the right to prohibit any advertising by any Tenant which, in any way, tends to impair the reputation of the building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

17. Each Tenant, before closing and leaving the demised premises at any time, shall see that all entrance doors to the demised premises are closed and locked.

18. Each Tenant shall, at its expense, provide artificial light for the employees of Landlord or its contractors while doing janitors' service or other cleaning and in making repairs or alterations in said demised premises. Landlord shall be in no way responsible to any Tenant for loss of property from the demised premises, however occurring, or for damage done to the furniture or other effects of any Tenant by Landlord's agents, other janitors, cleaners, employees, or contractors doing work in the demised premises.

19. The requirements of Tenants will be attended to only upon application to the Building Manager or such other authorized representative as the Landlord may designate in writing. Landlord's employees shall not perform any work or do anything outside of their regular duties, unless under specific instructions from the office of the Landlord from the Building Manager or other representatives as aforesaid.

20. Canvassing, soliciting, and peddling in the building are prohibited, and Tenant shall co-operate to prevent the same.

21. No hand trucks, except those equipped with rubber tires and side guards, shall be used in any space or in public halls of the building, either by Tenant or by jobbers or others.

22. Without first obtaining Landlord's written permission, Tenant shall not install, attach, or bring into the demised premises any equipment, other than normal office equipment such as electric typewriters, calculators, and the like, or any instrument, duct, refrigerator, air conditioner, water cooler, or any other appliance requiring the use of gas, electric current, or water. Any breach of this covenant will authorize Landlord to enter the demised premises, remove whatever Tenant may have so installed, attached, or brought in, and charge the cost of such removal and any damage that may be sustained thereby, as additional rent, payable at the option of Landlord, immediately or with the next month's rent accruing under this Lease.

23. Landlord reserves the right to exclude from the building during non-business hours - such as before 7:30 a.m. and after 5:30 p.m. on weekdays and during all hours on Saturdays, Sundays and full holidays - all persons not authorized by Tenant in writing, by pass, or otherwise, to have access to the building and the demised premises. Landlord from time to time shall provide Tenant with a schedule of such non-business hours. Each Tenant shall be responsible for all persons authorized to have access to the building and shall be liable to Landlord for all of their acts while in the building. When security service is in effect during non-business hours, entrance, deliveries, and exits shall be made via designated entrance and Landlord may require all persons to sign a register on entering and leaving the building.

24. Tenant shall at all times keep draperies adjusted to block the direct rays of the sun in order to avoid overloading the air conditioning systems, if any.

25. Neither Tenant nor its servants, employees, agents, visitors, or licensees shall at any time bring or keep upon the demised premises any inflammable, combustible, or explosive fluid, chemical or substance, nor do nor permit to be done anything in conflict with any insurance policy which may or might be in force upon the Building or any part thereof or with the laws relating to fires, or with the regulations of the Fire Department or the Health Department, or with any of the rules, regulations or ordinances of the City in which the demised premises are located, or of any other duly constituted authority.

26. Tenant shall not, without first obtaining Landlord's prior written approval, do any cooking, conduct any restaurant, luncheonette, or cafeteria for the sale or service of food or beverages to its employees or to others, or cause or permit any odours of cooking or other processes of any unusual or objectionable odours to emanate from the demised premises. Tenant shall not, without first obtaining Landlord's prior written approval, install or permit the installation or use of any food, beverage, cigarette, cigar, or stamp dispensing machine; or permit the delivery of any food or beverage to the demised premises, except by such persons delivering the same as shall be approved by Landlord. No food or beverages shall be carried in the public halls or elevators except in closed containers.

27. Tenant may request heating and/or air conditioning during other periods in addition to normal working hours by submitting its request in writing to the Building Manager's office or the office of such other authorized representative as the Landlord may designate in writing no later than 12 o'clock noon the preceding workday (Monday through Friday). The request shall clearly state the start and stop hours of the "off-hour" service. Tenant shall submit to the Building Manager a list of personnel who are authorized to make such requests. Charges are to be determined when Building is in operation and shall be fair and reasonable and reflect the additional operating costs involved and the necessity of having maintenance personnel on duty for a full shift regardless of the actual time the equipment is in use. If two or more Tenants originate such requests, charges shall be pro-rated for hours of simultaneous operation.

28. The Tenant will ensure the demised premises are kept clean and free of waste and debris at all times. The Tenant must use the janitorial service recommended by the Landlord at least once each week during the term of the lease unless the Tenant requires a specialized service because of the nature of the Tenant's business.